Exhibit 99.1

Silver Dragon Completes Positive Preliminary Feasibility Study on its Dadi Silver-Polymetallic Project

Toronto, September 7, 2011 (PRIME NEWSWIRE) – Silver Dragon Resources Inc. (OTCBB: SDRG) (the “Company”) is pleased to announce that a preliminary feasibility study has been completed for the Company’s Silver Polymetallic silver project located in Inner Mongolia, China in accordance with Canadian Securities Administrators National Instrument 43-101 Standards of Disclosure for Mineral Projects.

The economic analysis estimates that at a 40 g/t cut-off grade, the Dadi project will generate net cash flows over the seven-year project life of US $207 million, of which US $82 million will accrue to the Company. The report estimates an internal rate of return (IRR) of 175% and a net present value (NPV) of US $142 million applying an 8% discount rate. Based upon the Company’s 40% interest in the project, the IRR is 153% and NPV is $55 million. These figures are based on mineral resources and not on mineral reserves. The economic analysis included was based on measured and indicated resources. Inferred resources were not included in the economic analysis.

The report estimates the operating costs for the project at US $11.50 per metric tonne of ore processed and the capital costs to bring the mine into production have been estimated at US $13 million.

The key assumptions used in the estimates include a three-year average market price of $21/oz for silver and market price of US $0.96/lb for zinc and US$1.00/lb for lead. Key assumptions also include 20% dilution, 70% mining recovery and 40% cut-off grade. Metallurgical studies indicate 90% of the lead and 40% of the silver will be contained in the lead concentrate and 75% of the zinc and 40% of the silver will be contained in the zinc concentrate. The average grade of the lead concentrate is 66% lead and 2,670 g/t silver. The average grade of the zinc concentrate is 42% zinc and 31 g/t silver.

Marc Hazout, President and CEO of the Company stated: “As we move towards completing the permitting and preparing for production at Dadi, this updated study demonstrates the economic potential of the project. I am extremely pleased with the quality of the project as it is presently defined, as well as the future growth potential.”

The study includes an NI 43-101 compliant resource estimation and model study to test the resource estimation. The resource estimation was calculated using a modified polygonal method incorporating cut-off grades of 1g/t silver and 40g/t silver. The following tables summarize the resource estimate.

Cut-off > 1g/t AG	Tonnes	Silver (g/t)	Lead %	Zinc %
Measured	836,700	184.7	2.19	1.95
Indicated	1,895,800	196.32	1.83	3.19
Measured + Indicated	2,732,500	192.76	1.94	2.81
Inferred	2,446,800	133.18	1.59	2.53

Cut-off > 40g/t AG	Tonnes	Silver (g/t)	Lead %	Zinc %
Measured	671,811	224.46	2.63	1.99
Indicated	1,185,080	305.67	2.81	3.97
Measured + Indicated	1,856,900	276.29	2.74	3.25
Inferred	1,173,400	263.89	3.01	3.66

The cut-off grade was determined solely on the basis of the silver grade. Metal equivalents were not used. The resource estimate supporting the economic analysis does not include inferred resources.

The full report titled “NI 43-101 Report Preliminary Feasibility Study Dadi Silver-Polymetallic Property Keshiketeng County, Inner Mongolia Peoples Republic of China,” dated August 25, 2011 and prepared for the Company by Southampton Associates Inc., is available on the Company’s website (http://www.silverdragonresources.com).

David G. Wahl, P.Eng.,P.Geo, ICD.D is President of Southampton Associates Inc. Mr Wahl is a Qualified Person as defined by NI 43-101 and is responsible for the aforementioned report. Mr. Wahl has reviewed and verified the data disclosed in this news release, including sampling, analytical and test data.

About the Dadi Polymetallic Silver Property

Dadi is one of the six exploration properties of Sanhe Sino-Top Resources and Technologies Ltd. (“Sino-Top”), a Chinese company that holds exclusive exploration rights to these properties, located in the prolific Erbahuo Silver District in Inner Mongolia, China. The Company has a 40% ownership interest in Sino-Top. The Dadi exploration area, covering 12.48 square kilometers, is located in the Mesozoic volcanic basin in Keshiketeng County, Inner Mongolia, China (see project location map at: http://silverdragonresources.com/_img/China_Project_Location_Map.jpg).

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon’s objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management’s objective to grow the Company into a significant silver producer by developing the six Sino-Top properties in China in which the Company has 40% interest (particularly the Dadi and Laopandao properties), and the Company’s Erbahuo Silver mine (through the Company’s Chifeng Silver Dragon subsidiary), also located in China. For more information, please visit the Company’s website at: www.silverdragonresources.com (now available in Chinese).

Cautionary Note on Mineral Reserve and Resource Estimates:

Silver Dragon Resources Inc. is a U.S. company that files reports with the United States Securities and Exchange Commission (the “SEC”). Information regarding mineralization and reserves included in the Company’s reports with the SEC are generally required to comply with the SEC’s Industry Guide 7. This press release and the study do not comply with Guide 7, because they were prepared in accordance with Canadian Institute of Mining, Metallurgy and Petroleum Standards, which have been adopted by NI 43-101 --. Accordingly, we caution you that the information contained in this press release and may not be comparable to information included in the Company’s SEC reports, and similar information made public by other U.S. companies under the United States federal securities laws and the rules and regulations thereunder. In particular, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” as used in this press release and the study are defined in and required to be disclosed by NI 43-101; however, these terms are not defined in Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into mineral reserves with demonstrated economic viability. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Dadi Project, estimates of project performance, costs and other future metrics, and the Company’s plans and intentions, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Estimates of mineralization may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, financing risks, volatility of metal and other prices and costs, uncertainty of mineralization estimates, lack of operational control of projects, political risks, regulatory risks, operational hazards, certain delays beyond the Company’s control with respect to future assay results, delays in testing and evaluation of assays, and other risks detailed from time to time in the Company’s filings with the SEC.

Contact Silver Dragon Resources Inc.

Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com